Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 12, 2011, in the Registration Statement (Form S-4 No. 333-175523) and related Prospectus of Acadia Healthcare Company, Inc. for the registration of 5,297,022 shares of its common stock and to the incorporation by reference of our report dated July 12, 2011, with respect to the consolidated financial statements of Acadia Healthcare Company, LLC in Form S-8 relating to the registration of 2,700,000 shares of common stock.

/s/ Ernst & Young, LLP

Nashville, Tennessee

November 14, 2011